                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  SCHEDULE TO
                               (AMENDMENT NO. 5)

         TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                        MERIDIAN INSURANCE GROUP, INC.
                      (Name of Subject Company (Issuer))

               AMERICAN UNION INSURANCE COMPANY (OFFEROR PARENT)
          MERIDIAN INSURANCE GROUP ACQUISITION CORPORATION (OFFEROR)
              GREGORY M. SHEPARD (SHAREHOLDER OF OFFEROR PARENT)
               TRACY M. SHEPARD (SHAREHOLDER OF OFFEROR PARENT)
                     (Names of Filing Persons (Offerors))

                          COMMON STOCK, NO PAR VALUE
                        (Title of Class of Securities)

                                  589644-10-3
                     (CUSIP Number of Class of Securities)

                              Gregory M. Shepard
                       2205 East Empire Street, Suite A
                          Bloomington, Illinois 61704
                           Telephone: (309) 661-1793
                           Facsimile: (309) 661-1797

         (Name, Address and Telephone Numbers of Person Authorized to Receive Notices and Communications on Behalf of Filing Persons)

                                  Copies to:

                              Eric M. Fogel, Esq.
                         Duane, Morris & Heckscher LLP
                          227 West Monroe, Suite 3400
                            Chicago, Illinois 60606
                           Telephone: (312) 499-6700
                           Facsimile: (312) 499-6701

                           Calculation of Filing Fee

     --------------------------------------------------------------------
         Transaction valuation*                 Amount of filing fee
     --------------------------------------------------------------------
             $74,644,225.00                          $14,928.85
     --------------------------------------------------------------------

     * For purposes of calculating filing fee only. This amount is based on the offer to purchase 2,985,769 of the outstanding shares of common stock, no par value, of Meridian Insurance Group, Inc. (the "Shares"), at a purchase price per Share of $25.00 cash per share. The amount of the filing fee, which was calculated in accordance with Regulation 240.0-11 of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction.

     [X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

     Amount Previously Paid: $25,176.04

     Form or Registration No.: Schedule TO

     Filing Party: American Union Insurance Company (Offeror Parent) and Meridian Insurance Group Acquisition Corporation

     Date Filed: August 30, 2000

     [ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     Check the appropriate boxes below to designate any transactions to which the statement relates:

     [X]  third-party tender offer subject to Rule 14d-1.

     [ ]  issuer tender offer subject to Rule 13e-4.

     [ ]  going-private transaction subject to Rule 13e-3.

     [ ]  amendment to Schedule 13D under Rule 13d-2.

     Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

                   AMENDMENT NO. 4 TO TENDER OFFER STATEMENT

     This Amendment No. 5 to the Tender Offer Statement on Schedule TO (the "Schedule TO"), as previously amended by Amendment No. 4, filed with the Commission on October 19, 2000, by Parent, Purchaser, and the Shepards, Amendment No. 3, filed with the Commission on October 6, 2000, by Parent, Purchaser, and the Shepards, Amendment No. 2, filed with the Commission on September 18, 2000, by Parent, Purchaser and the Shepards and Amendment No. 1, filed with the Commission on September 14, 2000, by Parent, Purchaser, and the Shepards, relates to the offer by American Union Insurance Company, an Illinois stock insurance company ("Parent"), Meridian Insurance Group Acquisition Corporation, an Illinois corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Gregory M. Shepard and Tracy M. Shepard, the sole shareholders of Parent (the "Shepards") (Parent, Purchaser and the Shepards are collectively, the "Offerors") to purchase shares of common stock, no par value per share, ("Common Stock" or the "Shares") of Meridian Insurance Group, Inc., an Indiana corporation (the "Company"). The item numbers and responses thereto below are in accordance with the requirements of Schedule TO.

Item 12.   Exhibits.

(a)(1)(A)  Offer to Purchase, dated August 31, 2000.*

(a)(1)(B)  Letter of Transmittal.*

(a)(1)(C)  Notice of Guaranteed Delivery.*

(a)(1)(D) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.*
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(a)(1)(E)  Form of letter to clients for use by Brokers, Dealers, Commercial
           Banks, Trust Companies and Nominees.*

(a)(1)(F) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

(a)(1)(G)  Press Releases issued by Parent, dated August 30, 2000.*

(a)(1)(H)  Press Release issued by Parent, dated September 5, 2000.*

(a)(1)(I)  Press Release issued by Parent, dated September 6, 2000.*

(a)(1)(J)  Press Release issued by Parent, dated September 11, 2000.*

(a)(1)(K)  Supplement to Offer to Purchase, dated September 18, 2000.*

(a)(1)(L)  Amended Letter of Transmittal.*

(a)(1)(M)  Notice of Guaranteed Delivery.*

(a)(1)(N) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.*

(a)(1)(O) Form of letter to clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Nominees.*

(a)(1)(P) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

(a)(1)(Q)  Press Release issued by Parent, dated September 18, 2000.*

(a)(1)(R)  Summary Advertisement, dated September 18, 2000.*

(a)(1)(S) Administrative Complaint filed by the Chief Deputy Commissioner, Securities Division of the Office of the Secretary of State of the State of Indiana on September 21, 2000.*

(a)(1)(T) Administrative Complaint filed by the Chief Deputy Commissioner, Securities Division of the Office of the Secretary of State of the State of Indiana on September 21, 2000.*

(a)(1)(U) Findings of Fact, Conclusions of Law and Final Order filed by the Indiana Securities Commissioner on October 4, 2000.*

(a)(1)(V)  Press Release issued by Parent, dated October 6, 2000.*

(a)(1)(W)  Press Release issued by Parent, dated October 19, 2000.*

(a)(1)(X)  Press Release issued by Parent, dated October 26, 2000.

(b)        None or not applicable.

(d)        None or not applicable.

(g)        None or not applicable.

(h)        None or not applicable.

99.1 The statutory financial statement of Parent (without schedules), as filed with the Illinois Department of Insurance for 1998.*
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99.2       The statutory financial statement of Parent (without schedules), as filed with the Illinois Department of Insurance for 1999.*

99.3 The statutory financial statement of Parent (without schedules), as filed with the Illinois Department of Insurance for the six months ended June 30, 2000.*

*Previously filed.

                                 SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 26, 2000

                                    AMERICAN UNION INSURANCE COMPANY


                                    /s/ Gregory M. Shepard
                                    ------------------------------------
                                    (Signature)

                                    Gregory M. Shepard, President
                                    ------------------------------------
                                    (Name and Title)

                                    October 26, 2000
                                    ------------------------------------
                                    (Date)


                                    MERIDIAN INSURANCE GROUP ACQUISITION
                                    CORPORATION


                                    /s/ Gregory M. Shepard
                                    ------------------------------------
                                    (Signature)

                                    Gregory M. Shepard, President
                                    ------------------------------------
                                    (Name and Title)

                                    October 26, 2000
                                    ------------------------------------
                                    (Date)


                                    GREGORY M. SHEPARD


                                    /s/ Gregory M. Shepard
                                    ------------------------------------
                                    (Signature)

                                    October 26, 2000
                                    ------------------------------------
                                    (Date)


                                    TRACY M. SHEPARD


                                    /s/ Tracy M. Shepard
                                    ------------------------------------
                                    (Signature)

                                    October 26, 2000
                                    ------------------------------------
                                    (Date)

                                 EXHIBIT INDEX

Exhibit        Page

(a)(1)(A)      Offer to Purchase, dated August 31, 2000.*

(a)(1)(B)      Letter of Transmittal.*

(a)(1)(C)      Notice of Guaranteed Delivery.*

(a)(1)(D) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.*

(a)(1)(E) Form of letter to clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Nominees.*

(a)(1)(F) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

(a)(1)(G)      Press Releases issued by Parent, dated August 30, 2000.*

(a)(1)(H)      Press Release issued by Parent, dated September 5, 2000.*

(a)(1)(I)      Press Release issued by Parent, dated September 6, 2000.*

(a)(1)(J)      Press Release issued by Parent, dated September 11, 2000.*

(a)(1)(K)      Supplement to Offer to Purchase, dated September 18, 2000.*

(a)(1)(L)      Amended Letter of Transmittal.*

(a)(1)(M)      Notice of Guaranteed Delivery.*

(a)(1)(N) Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.*

(a)(1)(O) Form of letter to clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Nominees.*

(a)(1)(P) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

(a)(1)(Q)      Press Release issued by Parent, dated September 18, 2000.*

(a)(1)(R)      Summary Advertisement, dated September 18, 2000.*

(a)(1)(S) Administrative Complaint filed by the Chief Deputy Commissioner, Securities Division of the Office of the Secretary of State of the State of Indiana on September 21, 2000.*

(a)(1)(T) Administrative Complaint filed by the Chief Deputy Commissioner, Securities Division of the Office of the Secretary of State of the State of Indiana on September 21, 2000.*

(a)(1)(U) Findings of Fact, Conclusions of Law and Final Order filed by the Indiana Securities Commissioner on October 4, 2000.*

(a)(1)(V)      Press Release issued by Parent, dated October 6, 2000.*

(a)(1)(W)      Press Release issued by Parent, dated October 19, 2000.*

(a)(1)(X)      Press Release issued by Parent, dated October 26, 2000.

(b)            None or not applicable.

(d)            None or not applicable.

(g)            None or not applicable.

(h)            None or not applicable.

99.1 The statutory financial statement of Parent (without schedules), as filed with the Illinois Department of Insurance for 1998.*

99.2 The statutory financial statement of Parent (without schedules), as filed with the Illinois Department of Insurance for 1999.*

99.3 The statutory financial statement of Parent (without schedules), as filed with the Illinois Department of Insurance for the six months ended June 30, 2000.*

*Previously filed.